Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of November 5, 2022, Nobility Homes, Inc. (“we” or “our”) had one class of securities, common stock, par value $0.10 per share (“Common Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our Common Stock is a summary and is subject to, and is qualified in its entirety by reference to, the provisions of our Articles of Incorporation and our Bylaws, copies of which are attached as Exhibits 3. (a) and 3. (b), respectively, to our Annual Report on Form 10-K for the year ended November 5, 2022 of which Exhibit 4.1 is a part.

Our authorized capital stock consists of 10,000,000 shares of Common Stock, $.10 par value per share, and 500,000 shares of preferred stock, $0.10 par value per share. As of November 5, 2022, 3,370,912 shares of Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Our Common Stock is traded on the OTCQX market under the symbol “NOBH.” Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive at least such dividends, if any, as may be declared by the board of directors out of funds legally available therefore, subject to a preferential dividend right of outstanding preferred stock. Upon the liquidation, dissolution or our winding up, the holders of Common Stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of any series of preferred stock that we may designate and issue in the future.

The accompanying notes are an integral part of these financial statements.